Exhibit 10.1

2005 Bonus Plan for Executive Officers of HomeBanc Corp.

On April 11, 2005, the Compensation Committee (the “Committee”) of the Board of Directors of HomeBanc Corp. (the “Company”) established a bonus pool (the “2005 Bonus Pool”), which, if funded, may be allocated by the Committee among the Company’s executive officers. The Committee retains the sole discretion whether, and in what amount, to ultimately fund the 2005 Bonus Pool, and funding of the 2005 Bonus Pool will generally depend upon the Company’s performance as measured against established business and financial goals, including, without limitation, the Company’s achievement for the year ended December 31, 2005, of targeted levels of real estate investment trust (“REIT”) taxable earnings for 2005 and pre-tax earnings (loss) under generally accepted accounting principals.

Allocation of 2005 Bonus Pool

The 2005 Bonus Pool would be allocated to the executive officers based upon performance as measured against the following business and financial goals: (1) associate satisfaction; (2) customer satisfaction; (3) market share, measured in terms of the total mortgage loan production by HomeBanc Mortgage Corporation, the Company’s taxable REIT subsidiary and principal operating subsidiary; and (4) financial performance, measured in terms of the Company’s total cost to produce mortgage loans. The Company must achieve a minimum threshold target for each of these goals in order to receive any portion of the 2005 Bonus Pool allocated to that particular goal. The Committee will also consider the individual performance and contributions to the Company of each executive officer in determining the final amount of any 2005 bonuses awarded to each executive officer. In determining awards under the 2005 Bonus Pool, 75% of any awards to the Company’s chief executive officer and to its president, chief financial officer and chief operating officer, would be based upon the achievement of corporate objectives, and the remaining 25% of any such awards would be based upon the achievement of individual objectives. For all other executive offices, 50% of any awards under the 2005 Bonus Pool would be based upon the achievement of corporate objectives and 50% of any such awards would be based upon the achievement of individual objectives.

Target Maximum Bonuses

The target maximum potential cash bonus award for the Company’s Chief Executive Officer and for its President, Chief Operating Officer and Chief Financial Officer is 75% of base salary. For all other executive officers, the target maximum potential cash bonus award is 50% of such executive officer’s base salary.

Awards under the LTIP

In addition to cash bonuses under the 2005 Bonus Pool, executive officers will be eligible to receive awards under the Company’s Amended and Restated 2004 Long-Term Incentive Plan, to be determined based upon the achievement of corporate objectives and individual objectives.

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